Exhibit 10.7

EXECUTION VERSION

Amended and Restated

Issue and Paying Agency

Agreement

between

RENTOKIL INITIAL PLC

as Issuer

and

HSBC BANK PLC

as Issue and Paying Agent

relating to

a £1,000,000,000 Euro-Commercial Paper Programme

Simmons & Simmons LLP Citypoint, 1 Ropemaker Street London, EC2Y 9SS United Kingdom	T +44 207 628 2020 F +44 207 628 2070

CONTENTS

1.	DEFINITIONS	1
2.	APPOINTMENT OF THE AGENT	3
3.	ISSUE OF NOTES	4
4.	ISSUE OF REPLACEMENT NOTES	6
5.	PAYMENT	7
6.	INSUFFICIENT PAYMENT	8
7.	WITHHOLDING TAX	9
8.	INFORMATION COLLECTION	10
9.	INFORMATION REPORTING AND SHARING	10
10.	CANCELLATION, DESTRUCTION AND RECORDS	10
11.	DOCUMENTS	11
12.	INDEMNITY	11
13.	GENERAL	12
14.	CHANGES IN AGENTS	14
15.	COMMISSIONS, FEES AND EXPENSES	15
16.	NOTICES	15
17.	INCREASE IN THE MAXIMUM AMOUNT OF THE PROGRAMME	16
18.	AMENDMENTS AND COUNTERPARTS	16
19.	ENTIRE AGREEMENT	16
20.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999	17
21.	GOVERNING LAW	17
22.	ENFORCEMENT	17
Schedule 1 FORM OF MULTICURRENCY BEARER PERMANENT GLOBAL NOTE		19
Schedule 2 FORM OF MULTICURRENCY DEFINITIVE NOTE		28
Schedule 3 FORM OF CONFIRMATION TO ISSUE AND PAYING AGENT		37

i

THIS AGREEMENT is dated 11 October 2021 and made

BETWEEN:

(1)	RENTOKIL INITIAL PLC, (the “Issuer”), registered in England and Wales as company number 05393279 and having its registered office at Compass House, Manor Royal, Crawley, West Sussex, RH10 9PY, United Kingdom; and

(2)	HSBC BANK PLC, (the “Issue and Paying Agent”), registered in England and Wales as company number 00014259 and having its registered office at 8 Canada Square, London E14 5HQ, United Kingdom.

BACKGROUND:

(A)	The parties hereto entered into an agency agreement on 27 March 2020 (the “Original Issue and Paying Agency Agreement”) in respect of a £1,000,000,000 Euro-Commercial Paper Programme for the issue of Notes (as defined below) (the “Programme”) of the Issuer.

(B)	The parties hereto have agreed to make certain modifications to the Original Issue and Paying Agency Agreement as set forth in this amended and restated agency agreement (the “Issue and Paying Agency Agreement” or the “Agreement”).

(C)	Each Note will be substantially in one of the forms set out in the Schedules hereto.

(D)	This Agreement amends and restates the Original Issue and Paying Agency Agreement. Any Notes issued under the Programme on or after the date hereof shall have the benefit of this Agreement. This does not affect any Notes issued under the Programme prior to the date of this Agreement or any Notes issued on or after the date of this Agreement which are to be consolidated and form a single series with the Notes of any series issued prior to the date of this Agreement. Subject to such amendment and restatement, the Original Issue and Paying Agency Agreement shall continue in full force and effect in respect of Notes issued prior to the date of this Agreement.

1.       DEFINITIONS

1.1	All terms defined in the Dealer Agreement shall, unless the context otherwise requires, have the same meanings mutatis mutandis where used herein.

1.2	References herein to the Dealer Agreement shall mean the amended and restated Dealer Agreement dated 11 October 2021 between the Issuer, the Arranger and the Dealers as the same may be supplemented, amended, restated or replaced from time to time. The term “Dealers” shall include any dealer thereunder and the term “Notes” shall include any notes issued thereunder and to the extent the context so requires other terms defined under the Dealer Agreement in relation thereto shall have the corresponding meaning mutatis mutandis in relation to the Dealer Agreement.

1.3	References in this Issue and Paying Agency Agreement to the face amount of any Note shall be deemed to include any additional amounts which may become payable in respect thereof pursuant to the terms of such Note.

“Agent” means the Issue and Paying Agent and any successor or additional agent appointed by the Issuer in accordance with Clause 14.

“Applicable Law” means any law or regulation including, but not limited to (i) any statute or regulation; (ii) any rule or practice of any Authority by which any Party is bound or with which it is accustomed to comply; (iii) any agreement between any Authorities; and (iv) any agreement between any Authority and any Party that is customarily entered into by institutions of a similar nature.

“Authority” means any competent regulatory, prosecuting, tax or governmental authority in any jurisdiction.

“Business Day” has the meaning provided in Schedule 1.

“Clearing System” means Euroclear and Clearstream or any other relevant clearing system from time to time agreed between the Issuer, the relevant Dealer and the Issue and Paying Agent or Paying Agent that complies, as of the relevant issue date in respect of any Notes.

“Clearstream” means Clearstream Banking S.A.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Deed of Covenant” means the deed of covenant dated 11 October 2021 entered into by the Issuer in favour of certain holders of Notes.

“Definitive Note” means a security printed bearer Note in definitive form substantially in the form set out in Schedule 2.

“euro” means the single currency of those member states of the European Union participating in the third stage of European economic and monetary union.

“Euroclear” means Euroclear Bank SA/NV.

“FATCA” means Sections 1471 to 1474 of the Code, any regulations or agreements thereunder, any official interpretations thereof, an IGA or an agreement described in Section 1471(b) of the Code.

“FATCA Withholding” means any withholding or deduction required pursuant to FATCA or required pursuant to an agreement described in Section 1471(b) of the Code.

“FFI” means a foreign financial institution for the purposes of FATCA.

“Global Note” means a bearer Note in global form which may be issued by the Issuer from time to time pursuant to this Agreement.

“IGA” means an intergovernmental agreement between the United States and another jurisdiction to improve tax compliance and to implement FATCA.

“Issue Date” means in respect of any Note, the date for the issue and purchase of such Note.

“local time” means, in relation to any payment, the time in the city in which the relevant Agent or the relevant branch or office thereof is located.

“London Business Day” means any day (other than a Saturday or Sunday) on which commercial banks are open for general business in London.

“Maximum Amount” means, £1,000,000,000 or the equivalent amount denominated in any currency other than euro, as may be increased from time to time pursuant to the Dealer Agreement.

“Maturity Date” means, in relation to any Note, the last day of the Tenor thereof.

“Note” means a bearer note issued by the Issuer and purchased or to be purchased by a Dealer under the Dealer Agreement, in definitive or global form, substantially in the relevant form scheduled hereto or such other form as may be agreed from time to time between the Issuer and the Issue and Paying Agent.

“Participating FFI” means a FFI that has agreed to comply with the terms of an FFI agreement for the purposes of FATCA (or is otherwise deemed to be compliant).

“Payment Business Day” has the meaning provided in Schedule 1.

“TARGET Business Day” means a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (“TARGET”) System, or any successor thereto, is open.

“Tax” means any present or future taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of any Authority having power to tax.

“Tenor” means in relation to any Note, the period from its Issue Date to its Maturity Date being a period of days of not less than one nor more than 364 days.

1.4	Headings shall be ignored in construing this Agreement.

1.5	References in this Agreement to this Agreement or any other document are to this Agreement or those documents as amended, supplemented or replaced from time to time in relation to the Programme and include any document which amends, supplements or replaces them.

1.6	The Schedules are part of this Agreement and have effect accordingly and terms defined therein and not in the main body of this Agreement shall have the meaning given to them therein.

1.7	References in this Agreement to Euroclear and/or Clearstream shall, as the context so permits, be deemed to include reference to any additional or alternative clearing system approved by the Issuer and the Issue and Paying Agent.

1.8	Words denoting the singular shall include the plural and vice versa.

1.9	No Other Regulated Activity: The Issue and Paying Agent is authorised by the Prudential Regulation Authority (“PRA”) and regulated by the Financial Conduct Authority and PRA. Nothing in this Agreement shall require the Issue and Paying Agent to carry on an activity of the kind specified by any provision of Part II (other than article 5 (accepting deposits)) of the Financial Services and Markets Act 2000 (Regulated Activities) Order 2001, or to lend money to the Issuer.

2.	APPOINTMENT OF THE AGENT

2.1	The Issuer hereby appoints the Issue and Paying Agent as issuing agent for the Notes and as its agent for making payments in respect of the Notes in accordance with the provisions hereof and of the Notes. The Issue and Paying Agent accepts such appointments.

2.2	The Issuer agrees that Notes may be completed, issued, authenticated, delivered, kept and generally handled by the Issue and Paying Agent on the instructions of the Issuer in the manner contemplated by this Agreement.

2.3	The Agent shall be entitled to deal with money paid to it by the Issuer for the purposes of the appointment in the same manner as other money paid to a banker by its customers except: (a) that it shall not exercise any right of set-off, lien or similar claim in respect of the money; (b) that it shall not be liable to account to the Issuer for any interest or other amounts in respect of the money; and (c) money held by it need not be segregated except as required by law.

2.4	Nothing in this Issue and Paying Agency Agreement shall require the Agents to assume an obligation of the Issuer arising under any provision of the listing, prospectus, disclosure or transparency rules (or equivalent rules of any other competent authority besides the Prudential Regulation Authority and the Financial Conduct Authority).

2.5	The Agent shall be obliged to perform such duties and only such duties as are expressly set out in this Issue and Paying Agency Agreement and no implied duties or obligations of any kind (including without limitation duties or obligations of a fiduciary or equitable nature) shall be read into this Issue and Paying Agency Agreement against the Agents.

2.6	The obligations of the Agents under this Issue and Paying Agency Agreement shall be several and not joint.

2.7	The Issue and Paying Agent acknowledges and agrees that it shall be named as Calculation Agent in respect of each series of floating rate Notes unless the Issue and Paying Agent notifies the Issuer that it is unable to act as Calculation Agent in respect of a particular series of floating rate Notes at least two London Business Days after receipt by it of the relevant confirmation notice.

3.	ISSUE OF NOTES

3.1	Each Note issued hereunder:

(A)	may be initially represented by a Global Note exchangeable in accordance with its terms for Definitive Notes following the Issuer's instructions to the Issue and Paying Agent given by the Issuer in connection with that issue of Notes;

(B)	shall be substantially in the form set out in Schedule 1 or Schedule 2, respectively;

(C)	shall be executed manually or by facsimile on behalf of the Issuer; and

(D)	shall be manually authenticated by an authorised signatory of the Issue and Paying Agent.

3.2	The Issuer may use and shall be bound by the manual or facsimile signature on any Note of any person who on the date of the preparation or printing of such Note was duly authorised to execute such Note notwithstanding that at the date of issue of the relevant Note such person may for any reason cease to be so authorised and Notes so executed and authenticated shall upon issue nevertheless be valid, binding and enforceable obligations of the Issuer. The Issuer may change the name(s) of the person(s) whose manual or facsimile signature(s) are to be used on any Note to bind the Issuer by delivering to the Issue and Paying Agent, no later than 15 days before the first date on which there is to be issued any Note in respect of which such replacement manual or facsimile signature(s) is to be used, a copy of such replacement signature(s) in such form as the Issue and Paying Agent may require.

3.3	The Issuer shall, no later than 2:00 p.m. (London time) or such later time as may be agreed between the Issuer and the Issue and Paying Agent on the day falling two London Business Days prior to any Issue Date or, in the case of Notes denominated in euro, Sterling, Canadian dollars, Swiss francs or U.S. Dollars, no later than 10:00 a.m. (London time) on the day falling one London Business Day prior to any Issue Date, notify the Issue and Paying Agent by electronic communication, authenticated SWIFT message or any other method acceptable to the Issue and Paying Agent and shall specify (in substantially the form of the confirmation set out in Schedule 3):

(A)	the total principal amount and currency of the Notes to be issued;

(B)	the Tenor of such Notes;

(C)	the Issue Date of such Notes (which is to be a London Business Day);

(D)	the Maturity Date of such Notes; and

(E)	other details which the Issue and Paying Agent may reasonably require,

such notification shall be irrevocable.

3.4	The receipt of the details specified in Clause 3.3 from the Issuer shall be sufficient authority for the Issue and Paying Agent:

(A)	to complete the relevant Global Note or, should the Notes be represented by Definitive Notes, the Definitive Notes in the specified principal amount by inserting in the appropriate places on the face thereof:

(1)	the serial number;

(2)	the Maturity Date;

(3)	the Issue Date; and

(4)	the principal amount and currency;

(B)	to authenticate such Notes in accordance with Clause 3.1; and

(C)	to deliver such Notes on behalf of the Issuer in accordance with Clause 3.6.

3.5	On or before the relevant Issue Date, the Issue and Paying Agent shall arrange for each Note to be duly signed by an authorised signatory. The Issue and Paying Agent shall be entitled to treat a communication from a person purporting to be an authorised representative of the Issuer named in the list of authorised representatives delivered to the Issue and Paying Agent by the Issuer from time to time as sufficient instructions and authority of the Issuer.

3.6	Against payment of the purchase price to the Issue and Paying Agent by the relevant Dealer in respect of any Notes to be subscribed by such Dealer (except where such Dealer is the Issuer), the Issue and Paying Agent will deliver the relevant Global Note or, if Definitive Notes are issued, Definitive Notes in accordance with instructions received by it from such Dealer. The Issue and Paying Agent shall remit the proceeds of the purchase price in respect of any Notes received by it hereunder to such account or accounts of the Issuer in the principal financial centre of the currency concerned (being in the case of euro, a principal financial centre in Europe where the Issuer maintains its euro account). Such account information will be specified from time to time by the Issuer three London Business Days prior to any such payment being made.

3.7	Subject to Clause 3.6, the Issue and Paying Agent shall on receipt of the notification referred to in Clause 3.3 deliver the relevant Global Note or, if Definitive Notes are issued, Definitive Notes as applicable in accordance with instructions received by it from the Dealer in each case not later than the time specified by the relevant depositary, Clearing System or the Dealer in accordance with its normal procedures.

3.8	For all Global Notes delivered to depositaries under Clauses 3.6 and 3.7, instructions shall be given to the relevant Clearing System to credit the underlying Notes represented by the relevant Global Note to the Issue and Paying Agent's distribution account with the relevant Clearing System. Save where otherwise agreed between the Issuer and the relevant Dealer, each Note credited to the Issue and Paying Agent's distribution account following the delivery of a Global Note to a depositary in accordance with Clauses 3.6 and 3.7 shall be held to the order of the Issuer, pending delivery to the relevant subscriber on a delivery against payment basis in accordance with the normal procedures of the Clearing System.

3.9	The Issuer shall ensure that the Issue and Paying Agent shall at all times have available to it a sufficient supply of duly executed but unauthenticated blank Notes (in both global form and, should the Notes be represented by Definitive Notes, in definitive form) for the purpose of issue hereunder and if the Issue and Paying Agent does not have a sufficient supply as aforesaid it shall immediately notify the Issuer.

4.	ISSUE OF REPLACEMENT NOTES

4.1	The Issue and Paying Agent shall issue and authenticate any replacement Notes in place of Notes which have been lost, stolen, mutilated, defaced or destroyed. The Issuer shall provide the Issue and Paying Agent with sufficient executed but uncompleted and unauthenticated Notes for such purpose.

4.2	The Issue and Paying Agent shall endeavour to obtain verification, in the case of an allegedly lost, stolen or destroyed Note in respect of which the serial number is known, that the Note has not previously been redeemed or paid. The Issue and Paying Agent shall not issue, complete or authenticate any replacement Note unless and until the applicant therefor shall have:

(A)	paid such costs as may be incurred by the Issuer and/or the Issue and Paying Agent;

(B)	furnished the Issuer and the Issue and Paying Agent with the serial number and denomination of any Note lost or stolen and with such evidence and indemnity as the Issuer and Issue and Paying Agent may require; and

(C)	surrendered any mutilated or defaced Notes.

Replacement Notes shall be delivered to a recognised clearing system for credit to such account with such clearing system as the applicant may require or, at the option and expense of such applicant, in such other manner as such applicant may direct.

4.3	The Issue and Paying Agent shall cancel any mutilated or defaced Notes replaced and shall (unless otherwise instructed in writing by the Issuer), destroy the same and shall inform the Issuer of the denomination (if appropriate), the total principal amount (in the case of the Global Notes), serial numbers, Issue Dates and Maturity Dates of any replacement Notes issued and the denomination (if appropriate), Issue Dates and Maturity Dates of the replaced Notes and of the dates of their cancellation and destruction.

5.	PAYMENT

5.1	The Issuer will (in immediately available, freely transferable funds):

(A)	before 10.00 a.m. (London time) on each date on which any payment in euro in respect of any Note becomes due, transfer to an account specified by the Issue and Paying Agent such amount in euro as shall be sufficient for the purpose of such payment in funds settled through TARGET2;

(B)	before 10.00 a.m. (local time in the relevant principal financial centre of the country of the relevant payment) on each date on which any payment in Sterling, Canadian dollars, Swiss francs or U.S. Dollars respect of any Note becomes due, transfer to an account specified by the Issue and Paying Agent the amount in such currency as shall be sufficient for the purpose of such payment in funds settled through such payment system as the Issue and Paying Agent and the Issuer may agree;

(C)	before 10.00 a.m. (local time in the relevant principal financial centre of the country of the relevant currency) one Business Day prior to each date on which any payment in Japanese Yen or any other currency (other than euro, Sterling, Canadian dollars, Swiss francs or U.S. Dollars) in respect of any Notes becomes due, transfer to an account specified by the Issue and Paying Agent the amount in such currency as shall be sufficient for the purpose of such payment in funds settled through such payment system as the Issue and Paying Agent and the Issuer may agree.

5.2	The Issuer shall ensure that by no later than the time as specified in Schedule 1 for the payment instruction to be given to the Issue and Paying Agent, the Issue and Paying Agent shall receive a copy of an irrevocable payment instruction to or a payment confirmation from the paying bank of the Issuer.

5.3	Subject to receipt of payment from the Issuer pursuant to Clause 5.1, the Issue and Paying Agent will act as paying agent of the Issuer and pay or cause to be paid on behalf of the Issuer on and after the due date for payment the amounts due to be paid on presentation of the Notes.

5.4	The Issue and Paying Agent shall forthwith notify by fax or email each of the other Agents and the Issuer if it has not received the confirmation referred to in Clause 5.2 by the time specified for its receipt, unless it is satisfied that it will receive the amount referred to in Clause 5.1.

5.5	If the Issue and Paying Agent pays an amount (an “Advance”) to the Issuer on the basis that a payment has been, or will be, received from a Dealer and if the payment has not been, or is not, received by the Issue and Paying Agent on the date the Issue and Paying Agent pays the Issuer, the Issuer shall repay to the Issue and Paying Agent the Advance (unless prior to this repayment the payment is received by the Issue and Paying Agent) and shall pay interest thereon at such rate as the Issue and Paying Agent shall specify as its cost of funds from time to time for the currency in which the Notes are denominated (which rate shall be notified to the Issuer, together with evidence of the basis for calculation) until the earlier of repayment in full of the Advance and receipt in full by the Issue and Paying Agent of the payment (or payment to the Issue and Paying Agent of a sum equal to the amount of the Advance). For the avoidance of doubt, the Issue and Paying Agent shall not be obliged to pay any amount to or for the Issuer if it has not received satisfactory confirmation that it is to receive that amount.

5.6	If on presentation by a holder of a Note the full amount due for payment is not paid, the Issue and Paying Agent to whom the Note is presented shall procure that such Note is enfaced with a memorandum of the amount and date of the part payment that has been made.

5.7	Sums paid to the Issue and Paying Agent by the Issuer for the payment of any Note and not claimed by five Payment Business Days after the Maturity Date thereof shall be held by the Issue and Paying Agent. Any such sums remaining unclaimed at the end of 12 months from the relevant Maturity Date shall be repaid to the Issuer. The Issuer may request the repayment of any sums remaining unclaimed for more than one year after the Maturity Date of the Note to which they relate provided that arrangements satisfactory to the Issue and Paying Agent are agreed between it and the Issuer to ensure that any note presented after such repayment is paid upon its presentation.

5.8	In respect of moneys paid to it hereunder, the Issue and Paying Agent:

(A)	shall not be entitled to exercise any lien, right of set-off or similar claim;

(B)	shall not be liable to any person for interest thereon except as otherwise agreed in writing; and

(C)	shall not be required to segregate monies held by it except as required by law.

6.	INSUFFICIENT PAYMENT

6.1	If for any reason the Issue and Paying Agent considers in its sole discretion that the amounts to be received by it will be, or the amounts actually received by it are, insufficient to satisfy all claims in respect of all payments then falling due in respect of the Notes, the Issue and Paying Agent shall not be obliged to pay any such claims until the Issue and Paying Agent has received the full amount of all such payments.

6.2	If the Issue and Paying Agent has not received the full amount payable under any Note on its Maturity Date but receives, or is satisfied that it will receive, the full amount later, it may, in its sole discretion and in respect of which it is under no obligation, as paying agent of the Issuer pay on behalf of the Issuer on and after each due date for payment the amount due to be paid on presentation or surrender of the Notes in accordance with their terms.

6.3	If at any time the Issue and Paying Agent makes a partial payment in respect of any Note presented to it, it shall, in the case of a Global Note or a Definitive Note, procure that a statement indicating the date and amount of such payment is written and stamped on the face of such Note and shall notify the Issuer of the amount paid.

6.4	If the Issue and Paying Agent pays any amounts to the holders of Notes or to any other Agent at a time when it has not received payment in full in respect of the relevant Notes (the excess of the amounts so paid over the amounts so received being the “Shortfall”), the Issuer will upon demand, in addition to paying amounts due, pay to the Issue and Paying Agent on demand interest (at a rate which represents the Issue and Paying Agent's cost of funding the Shortfall) on the Shortfall (or the unreimbursed portion thereof) until the receipt in full by the Issue and Paying Agent of the Shortfall.

7.	WITHHOLDING TAX

7.1	If any of the Issuer or the Issue and Paying Agent is, in respect of any payment in respect of the Notes, required to withhold or deduct any amount for or on account of any Taxes, the Issuer shall give written notice of that fact to the Issue and Paying Agent as soon as reasonably practicable after the Issuer becomes aware of the requirement to make the withholding or deduction and shall give to the Issue and Paying Agent such information as the Issue and Paying Agent shall reasonably require to enable it to assess and comply with the requirement. Until such time, the Issuer confirms that all payments made by the Issuer shall be made free and clear of and without withholding or deduction of any such amounts.

7.2	Notwithstanding any other provision of this Agreement, the Issue and Paying Agent shall be entitled to make a deduction or withholding from any payment which it makes under this Issue and Paying Agency Agreement for or on account of any Tax, if and to the extent so required by Applicable Law, in which event the Issue and Paying Agent shall make such payment after such withholding or deduction has been made and shall account to the relevant Authority for the amount so withheld or deducted or, at its option, shall reasonably promptly after making such payment return to the Issuer the amount so deducted or withheld, in which case, the Issuer shall so account to the relevant Authority for such amount. For the avoidance of doubt, FATCA Withholding is a deduction or withholding which is deemed to be required by Applicable Law for the purposes of this Clause 7.2.

7.3	Notwithstanding any other provision of this Agreement, the Issuer shall indemnify the Issue and Paying Agent against any liability or loss howsoever incurred in connection with the Issuer’s obligation to withhold or deduct an amount on account of tax, including, without limitation, FATCA.

7.4	If, for any reason, the Issuer determines (acting reasonably) that it is required to deduct or withhold for or on account of any Tax required by Applicable Law in connection with any payment due to the Issue and Paying Agent on any Notes, then the Issuer will be entitled to re-direct or reorganise any such payment in any way that it sees fit in order that the payment may be made without such deduction or withholding provided that any such redirected or reorganised payment is made through a recognised institution of international standing and otherwise made in accordance with this Agreement. The Issuer will promptly notify the Issue and Paying Agent of any such redirection or reorganisation. The Issue and Paying Agent shall not be liable to any party for any loss or liability incurred by such party as a consequence of any re-direction or re-organisation by the Issuer.

7.5	The Issue and Paying Agent undertakes to inform the Issuer as soon as reasonably practicable if it fails to become, or ceases to be, a Participating FFI.

8.	INFORMATION COLLECTION

If the Issuer or the Agent is, in respect of any payment in respect of the Notes, required to withhold or deduct any amount for or on account of any taxes, duties, assessments or governmental charges, the Issuer shall give written notice of that fact to the Agent as soon as the Issuer becomes aware of the requirement to make the withholding or deduction and shall give to the Agent such information as the Agent shall require to enable it to assess and comply with the requirement. Until such time, the Issuer confirms that all payments made by or on behalf of the Issuer shall be made free and clear of and without withholding or deduction of any such amounts.

9.	INFORMATION REPORTING AND SHARING

Each party shall, within ten business days of a written request by another party, supply to that other party such forms, documentation and other information relating to it, its operations, or the Notes as that other party reasonably requests for the purposes of that other party’s compliance with Applicable Law and shall notify the relevant other party reasonably promptly in the event that it becomes aware that any of the forms, documentation or other information provided by such party is (or becomes) inaccurate in any material respect; provided, however, that no party shall be required to provide any forms, documentation or other information pursuant to this Clause to the extent that:

(A)	any such form, documentation or other information (or the information required to be provided on such form or documentation) is not reasonably available to such party and cannot be obtained by such party using reasonable efforts; or

(B)	doing so would or might in the reasonable opinion of such party constitute a breach of any:

(1)	Applicable Law;

(2)	fiduciary duty; or

(3)	duty of confidentiality.

10.	CANCELLATION, DESTRUCTION AND RECORDS

10.1	Any Notes redeemed by the Issue and Paying Agent shall be cancelled by such Issue and Paying Agent.

10.2	As soon as possible, and in any event within one month after the Maturity Date of any Note, the Issue and Paying Agent shall, upon receipt of the relevant disposal authorisation from the Clearing Systems and unless otherwise instructed by the Issuer, destroy the cancelled Notes in its possession and furnish to the Issuer, upon written request, a certificate stating (i) the aggregate principal amount of Notes which have been redeemed, cancelled and destroyed and (ii) the serial numbers of such Notes in numerical sequence.

10.3	The Issue and Paying Agent shall keep a full and complete record of all Notes and of their issue, replacement, redemption, cancellation, payment or destruction (as the case may be) and shall make such record available at all reasonable times to the Issuer.

11.	DOCUMENTS

11.1	The Issuer shall upon request provide to the Agents specimen Notes.

11.2	The Issue and Paying Agent shall procure that, so long as any Note is outstanding, copies of this Issue and Paying Agency Agreement and the Deed of Covenant (i) are available for inspection by the holder of any Note during usual business hours at the specified office of the Issue and Paying Agent or (ii) may be provided by email to such holder requesting copies of such documents, subject to the Issue and Paying Agent being supplied by the Issuer with copies of such documents.

11.3	Before the first issue of Notes, the Issuer shall supply to the Issue and Paying Agent confirmation that all condition precedent documents required to be delivered under the Dealer Agreement have been delivered.

12.	INDEMNITY

12.1	The Issuer undertakes to indemnify each Agent against all losses, liabilities, costs, claims, actions, demands or expenses (together, “Losses”) (including, but not limited to, all reasonable costs, legal fees, charges and expenses (together, “Expenses”) paid or incurred in disputing or defending any Losses) which such Agent may incur or which may be made against it as a result of or in connection with its appointment or the exercise of its powers or duties under this Issue and Paying Agency Agreement except for any Losses or Expenses resulting from such Agent’s wilful default, negligence, fraud or bad faith or that of its officers, directors or employees or the material breach by such Agent of the terms of this Issue and Paying Agency Agreement. The relevant Agent shall consult with the Issuer as to the conduct of any claim brought against such Agent in respect of which it may look to the Issuer for indemnification. Notwithstanding any other provision of this Issue and Paying Agency Agreement, the Issuer shall indemnify each Agent against any liability or loss howsoever incurred in connection with the Issuer’s obligation to withhold or deduct an amount on account of tax.

12.2	Each Agent shall severally indemnify the Issuer against any Losses (including, but not limited to, all reasonable Expenses paid or incurred in disputing or defending any Losses) that the Issuer may incur or that may be made against it as a result of the material breach by such Agent of this Issue and Paying Agency Agreement or such Agent’s wilful default, negligence, fraud or bad faith or that of its officers, directors or employees. In no event shall any Agent be liable to indemnify the Issuer for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special or consequential damages, whether or not the relevant Agent has been advised of the possibility of such losses.

12.3	The indemnity set out above shall survive any termination of this Issue and Paying Agency Agreement.

12.4	Each Agent will only be liable to the Issuer for losses, liabilities, costs, expenses and demands arising directly from the performance of its obligations under this Agreement suffered by or occasioned to the Issuer (“Liabilities”) to the extent that the relevant Agent has been negligent, fraudulent or in wilful default in respect of its obligations under this Agreement. No Agent shall otherwise be liable or responsible for any Liabilities or inconvenience which may result from anything done or omitted to be done by it in connection with this Agreement. For the avoidance of doubt the failure of an Agent to make a claim for payment of interest and principal on the Issuer, or to inform any other Agent or clearing system of a failure on the part of the Issuer to meet any such claim or to make a payment by the stipulated date, shall not be deemed to constitute negligence, fraud or wilful default on the part of the relevant Agent.

12.5	Liabilities arising under Clause 12.4 shall be limited to the amount of the Issuer’s actual loss. Such actual loss shall be determined (a) as at the date of default of the relevant Agent or, if later, the date on which the loss arises as a result of such default and (b) without reference to any special conditions or circumstances known to the relevant Agent at the time of entering into this Agreement, or at the time of accepting any relevant instructions, which increase the amount of the loss.

In no event shall any Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive or consequential damages, whether or not the Issue and Paying Agent has been advised of the possibility of such loss or damages.

12.6	The liability of each Agent under Clause 12.4 will not extend to any Liabilities arising through any acts, events or circumstances not reasonably within its control, or resulting from the general risks of investment in or the holding of assets in any jurisdiction, including, but not limited to, Liabilities arising from: nationalisation, expropriation or other governmental actions; any law, order or regulation of a governmental, supranational or regulatory body; regulation of the banking or securities industry including changes in market rules or practice, currency restrictions, devaluations or fluctuations; market conditions affecting the execution or settlement of transactions or the value of assets; breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; and strikes or industrial action.

12.7	For the avoidance of doubt each Agent’s liability under this Clause 12 shall be limited in the manner set out in Clauses 12.5 and 12.6.

13.	GENERAL

13.1	In acting under this Agreement and in connection with the Notes, the Agents shall act solely as agents of the Issuer. The Agents shall have no obligations towards or relationship of agency or trust with any holder of any Note or the accountholders of any Clearing System and shall only be responsible for performance of the duties and obligations expressly imposed upon them herein.

13.2	Each Agent shall be obliged to perform such duties as are herein specifically set forth, and no implied duties or obligations shall be read into this Issue and Paying Agency Agreement against the Agents other than the duty to act honestly and in good faith and to exercise the diligence of a reasonably prudent agent in comparable circumstances.

13.3	Notwithstanding anything to the contrary herein or in any other agreement, if in the Issue and Paying Agent’s opinion, acting reasonably, it deems it appropriate to delegate any of its roles, duties or obligations created hereunder or under any other agreement (or any part thereof) to a third party, the Issuer hereby acknowledges the potential for, and acquiesces to, such delegation under the Issue and Paying Agent’s continued responsibility for such delegated role, duty or obligation.

13.4	In the event that Definitive Notes are issued and the Agent informs the Issuer that it is unable to perform its obligations under this Agreement, the Issuer shall forthwith appoint an additional agent in accordance with Clause 14 which is able to perform such obligations.

13.5	In the case of any default by the Issuer, the Agents shall have no duty or responsibility in respect of the performance of the Issuer's obligations under the Notes.

13.6	Except as otherwise instructed by the Issuer or as ordered by a court of competent jurisdiction or otherwise required by law, the Agents shall be entitled to treat the bearer of any Note as the absolute owner of it for all purposes (whether or not it is overdue and notwithstanding any notice of ownership or writing on it or any notice of previous loss or theft of it).

13.7	Each Agent may consult with legal and other professional advisers and the opinion of such advisers shall be full and complete protection in respect of any action taken, omitted or suffered under this Issue and Paying Agency Agreement in good faith and in accordance with the opinion of such advisers. Failure to consult such advisers on any matter shall not be construed as evidence of any Agent not acting in good faith.

13.8	Any of the Agents and their respective officers, directors and employees may become the owner of, and/or acquire any interest in, any Notes with the same rights that they would have had if the Agents were not appointed under this Issue and Paying Agency Agreement, and may engage or be interested in any financial or other transaction with the Issuer, and may act on, or as depositary, trustee or agent for, any committee or body of holders of Notes or other obligations of the Issuer, as freely as if the Agents were not appointed under this Issue and Paying Agency Agreement without regard to the interests of the Issuer and shall be entitled to retain and shall not in any way be liable to account for any profit made or share of brokerage or commission or remuneration or other amount or benefit received thereby or in connection therewith.

13.9	Each Agent shall be protected and shall incur no liability for or in respect of any action taken, omitted or suffered in reliance upon any telephone (to be confirmed by facsimile or e-mail), facsimile, e-mail communication, instruction or document which it reasonably believes to be genuine and is from a person purporting to be (and whom the relevant Agent believes in good faith to be) the authorised representative of the Issuer as sufficient instructions and authority of the Issuer for the relevant Agent to act.

13.10	The Agents shall not be responsible to anyone with respect to the legality of this Issue and Paying Agency Agreement or the validity or legality of the Notes.

13.11	On behalf of, and at the request and expense of, the Issuer, the Issue and Paying Agent shall cause to be published all notices required to be given by the Issuer to the holders of Notes in accordance with the terms of the relevant Global Note.

13.12	An Agent shall not be under any obligation to take any action under this Issue and Paying Agency Agreement which it expects will result in any expense or liability accruing to it, the payment of which within a reasonable time is not, in its opinion, assured to it.

13.13	Any corporation into which an Agent may be merged or converted, or any corporation with which an Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which an Agent shall be a party, or any corporation to which an Agent shall sell or otherwise transfer all or substantially all of its assets shall, on the date when the merger, conversion, consolidation or transfer becomes effective and to the extent permitted by any applicable laws, become the successor Agent under this Issue and Paying Agency Agreement without the execution or filing of any paper or any further act on the part of the parties to this Issue and Paying Agency Agreement, unless otherwise required by the Issuer, and after the said effective date all references in this Issue and Paying Agency Agreement to the relevant Agent shall be deemed to be references to such successor corporation. Written notice of any such merger, conversion, consolidation or transfer shall immediately be given to the Issuer by the relevant Agent.

13.14	The Issuer agrees to pay any and all stamp, registration and other documentary taxes, duties, assessments or government charges (including any interest and penalties thereon or in connection therewith) which may be payable in connection with the execution, delivery, performance and enforcement of this Issue and Paying Agency Agreement by the Agents.

13.15	Notwithstanding any other provision of this Issue and Paying Agency Agreement, each Agent shall be entitled to take any action or to refuse to take any action which the relevant Agent regards as necessary for the relevant Agent to comply with any applicable law, regulation or fiscal requirement or FATCA, or the rules, operating procedures or market practice of any relevant stock exchange or other market or clearing system.

14.         CHANGES IN AGENTS

14.1	The Issuer may at any time:

(A)	appoint additional Agents; and

(B)	terminate the appointment of the Issue and Paying Agent or any Agent by giving to the Issue and Paying Agent or such Agent not less than 30 days' prior written notice.

14.2	Notwithstanding the provisions of Clause 14.1, if at any time the Issue and Paying Agent or an Agent becomes incapable of acting, or is adjudged bankrupt or insolvent, or files a voluntary petition in bankruptcy or makes an assignment for the benefit of its creditors or consents to the appointment of an administrator, liquidator or administrative or other receiver of all or any substantial part of its property, or if an administrator, liquidator or administrative or other receiver of it or of all or a substantial part of its property is appointed, or it admits in writing its inability to pay or meet its debts as they may mature or suspends payment of its debts, or if an order of any court is entered approving any petition filed by or against it under the provisions of any applicable bankruptcy or insolvency law or if a public officer takes charge or control of the Issue and Paying Agent or relevant Agent or of its property or affairs for the purpose of rehabilitation, administration or liquidation, the Issuer may forthwith without notice terminate the appointment of the Issue and Paying Agent or relevant Agent.

14.3	Each Agent may (subject as herein provided) at any time resign its appointment under this Issue and Paying Agency Agreement by giving at least 45 days' written notice to the Issuer specifying the date on which its resignation shall become effective.

14.4	Notwithstanding the foregoing, no such resignation or termination shall take effect (a) in the case of the Issue and Paying Agent, until a new Issue and Paying Agent with a specified office outside the United States shall have been appointed, and (b) in the case of a paying agent, until a successor Agent shall have been appointed such that there shall be at all times an Agent with a specified office in a European Union member state (if any).

14.5	The Issuer agrees that if, by the day falling 10 days before the expiry of any notice under Clause 14.3 above, the Issuer has not appointed a successor Agent then the relevant Agent shall be entitled, on behalf of the Issuer, to appoint in its place as a successor Agent a reputable financial institution of good standing which the Issuer shall approve.

14.6	Any Agent may change the address of its office within a particular city, in which event it shall give to the Issuer not less than 30 days' prior written notice to that effect, giving the address of the new office and the date upon which such change is to take effect.

14.7	If the appointment of the Issue and Paying Agent is terminated or the Issue and Paying Agent shall resign, it shall on the date on which such termination or resignation takes effect deliver to the Issuer or as it may direct all records maintained by it, and all incomplete Notes in its possession, pursuant hereto. If the appointment of any Agent is terminated or any Agent shall resign, it shall on the date on which such termination or resignation takes effect deliver to the Issuer, or as it may direct, all records maintained by it, and all Notes in its possession, pursuant hereto, and pay to or to the order of the Issuer any amount held by it and received from the Issuer for payment in respect of the Notes. Upon its resignation or termination of appointment taking effect, the relevant Agent shall be entitled to the payment by the Issuer of its commissions, fees and expenses accrued and/or outstanding on that date but unpaid.

14.8	The Issuer shall give notice to each other party to this Issue and Paying Agency Agreement (and to any additional or other Agent) and to the Dealer in accordance with Clause 5.8 of the Dealer Agreement of any change of any of the Agents or their specified offices.

15.         COMMISSIONS, FEES AND EXPENSES

15.1	The Issuer shall pay to each Agent such fees and commissions as the Issuer and the Issue and Paying Agent shall separately agree in writing in respect of the services of the Agents under this Agreement together with any properly incurred out of pocket expenses (including legal, printing, postage, fax, cable and advertising expenses) incurred by the Issue and Paying Agent in connection with its services. The Issuer shall also pay to the Issue and Paying Agent an amount equal to any irrecoverable value added tax which may be payable in respect of such fees and commissions and/or such properly incurred out of pocket expenses incurred by the Issue and Paying Agent in connection with its services under this Agreement.

15.2	The Issuer shall not be responsible for any payment or reimbursement by the Issue and Paying Agent to the other Agents. The fees, commissions and expenses payable to each Agent for services rendered and the performance of its obligations under this Issue and Paying Agency Agreement shall not be abated by any remuneration or other amounts or profits receivable by the relevant Agent (or to its knowledge by any of its associates) in connection with any transaction effected by the relevant Agent with or for the Issuer.

16.         NOTICES

Save as otherwise provided herein, any notice to be given hereunder shall be delivered in person or sent by post, email or through the SWIFT information transmittal system. Any such notice shall be sent to the relevant party as follows:

If to the Issuer to it at:	Compass House
Manor Royal
Crawley
West Sussex, RH10 9PY
United Kingdom
Telephone:	01293 858000
Email:	secretariat@rentokil-initial.com / treasury.front-office@rentokil-initial.com
Attention:	Company Secretary / Group Treasurer

If to the Issue and

Paying Agent to it at:	8 Canada Square
London E14 5HQ
United Kingdom
Email:	ctla.payingagency@hsbc.com / ctlondon.conventional@hsbc.com
Attention:	Issuer Services Client Service Management Team

or to any other address or email address of which notice in writing has been given to the parties hereto in accordance with the provisions of this Clause 16. Any obligation the Issuer (and any Agent on its behalf) may have to publish a notice to holders of Notes shall have been met upon delivery of the notice to the relevant clearing system. Any notices provided by the Issuer to any Agent to be published will be in the English language and (where necessary) an English translation will be provided by the Issuer.

The Internet cannot guarantee the integrity and safety of the transferred data nor the delay in which they will be processed. The Issue and Paying Agent shall not therefore be liable for any operational incident and its consequences arising from the use of Internet.

Any notice from one party to another party will take effect, in the case of a letter, when delivered or, in the case of an email when sent, subject to a no delivery failure notification being received by the sender within 24 hours of the time of sending or, in the case of transmission through the SWIFT information transmittal system, when received by such other party. Any communication which is received after 4.00 p.m. (in the city of the addressee) on any particular day or on a day on which commercial banks and foreign exchange markets do not settle payments in the city of the addressee shall be deemed to have been received and shall take effect from 10.00 a.m. on the next following day on which commercial banks and foreign exchange markets settle payments in the city of the addressee or on the next Business Day.

17.         INCREASE IN THE MAXIMUM AMOUNT OF THE PROGRAMME

Clause 2.7 of the Dealer Agreement provides for increase the Maximum Amount of Notes that may be issued under the Dealer Agreement, subject to the satisfaction of certain conditions. In the event of such an increase, the Agents agree to act as agents hereunder in relation to Notes issued in respect of such increased Maximum Amount and the provisions of this Issue and Paying Agency Agreement shall be deemed to apply accordingly.

18.         AMENDMENTS AND COUNTERPARTS

18.1	This Issue and Paying Agency Agreement may only be amended by an agreement in writing between the parties to this Issue and Paying Agency Agreement.

18.2	This Issue and Paying Agency Agreement may be signed in counterparts, all of which when taken together shall constitute a single agreement.

18.3	If a provision of this Issue and Paying Agency Agreement or any Note is or becomes illegal, invalid or unenforceable in any jurisdiction that shall not affect the validity or enforceability in that jurisdiction or in any other jurisdiction of any other provision of this Issue and Paying Agency Agreement.

19.         ENTIRE AGREEMENT

This Agreement constitutes the complete and exclusive written agreement of the parties. It supersedes and terminates as of the date of its execution all prior oral or written agreements, arrangements or understandings between the parties in relation to the services to be provided hereunder.

20.         CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

A person who is not a party to this Issue and Paying Agency Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Issue and Paying Agency Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from this Act.

21.         GOVERNING LAW

This Issue and Paying Agency Agreement and any non-contractual obligations arising out of or in connection with any of them shall be governed by, and construed in accordance with, English law.

22.          ENFORCEMENT

22.1	Jurisdiction

(A)	Subject to paragraph (C) below, the English courts have exclusive jurisdiction to settle any dispute arising out of or in connection with this Issue and Paying Agency Agreement (including a dispute regarding its existence, validity or termination and any dispute relating to any non-contractual obligations arising out of or in connection with this Issue and Paying Agency Agreement) and each party submits to the exclusive jurisdiction of the English courts.

(B)	Subject to paragraph (C) below, the parties to this Issue and Paying Agency Agreement agree that the English courts are the most appropriate and convenient courts to settle any such dispute and accordingly no such party will argue to the contrary.

(C)	To the extent allowed by law, the Issue and Paying Agent or Agent may take:

(1)	proceedings in any other court with jurisdiction; and

(2)	concurrent proceedings in any number of jurisdictions.

22.2	Waiver of rights

No failure or delay of the Issuer or any Agent in exercising any right or remedy under this Agreement shall constitute a waiver of that right. Any waiver of any right will be limited to the specific instance. The exclusion or omission of any provision or term from this Agreement shall not be deemed to be a waiver of any right or remedy the Issuer or any Agent may have under applicable law.

IN WITNESS WHEREOF this Issue and Paying Agency Agreement has been entered into on the day and year as first above written.

The Issuer

RENTOKIL INITIAL PLC

By:

Address:               Compass House

Manor Royal

Crawley

West Sussex, RH10 9PY

United Kingdom

Email:	secretarial@rentokil-initial.com / treasury.front-office@rentokil-initial.com

Contact:	Company Secretary / Group Treasurer

The Issue and Paying Agent

SIGNED by	)
)
for and on behalf of	)
HSBC BANK PLC	)

SCHEDULE 1 FORM OF MULTICURRENCY BEARER PERMANENT GLOBAL NOTE

(Interest Bearing/Discounted/Premium)

THE SECURITIES REPRESENTED BY THIS GLOBAL NOTE HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY U.S. STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD OR DELIVERED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT) UNLESS AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT IS AVAILABLE AND IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND ANY OTHER JURISDICTION. THIS LEGEND SHALL CEASE TO APPLY UPON THE EXPIRY OF THE PERIOD OF 40 DAYS AFTER THE COMPLETION OF THE DISTRIBUTION OF ALL THE SECURITIES OF THE TRANCHE OF WHICH THIS SECURITY FORMS PART.

[Purchasers of Renminbi denominated Notes should note that the Renminbi is not a freely convertible currency. All payments in respect of Renminbi denominated Notes will be made solely by transfer to a Renminbi bank account maintained outside of the PRC (as defined below) in accordance with prevailing rules and regulations. The Issuer cannot be required to make payment by any other means (including in another currency or by bank transfer to a bank account in the PRC). In addition, there can be no assurance that access to Renminbi funds for the purposes of making payments on Renminbi denominated Notes or generally may not remain or become restricted. For these purposes the “PRC” means the People’s Republic of China (excluding Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”), the Macau Special Administrative Region of the People’s Republic of China and Taiwan).]1

[Notification under Section 309B(1)(c) of the Securities and Futures Act (Chapter 289) of Singapore (the “SFA”), as modified or amended from time to time - In connection with Section 309B of the SFA and the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore (the “CMP Regulations 2018”), the Issuer has determined the classification of the Notes as capital markets products other than prescribed capital markets products (as defined in the CMP Regulations 2018) and Specified Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).]2

RENTOKIL INITIAL PLC

(incorporated in England and Wales)

Legal Entity Identifier (LEI): 549300VN4WV7Z6T14K68

£1,000,000,000

Euro-Commercial Paper Programme

ISIN: ________________________

Issue Date:________________________	Maturity Date[3]: ___________________

[1]	Only use the text in square brackets if the Notes are denominated in Renminbi.

[2]	Relevant Dealer(s) to consider whether it / they have received the necessary product classification from the Issuer prior to the launch of the offer, pursuant to Section 309B of the SFA. To insert notice if the Notes are “capital markets products other than prescribed capital markets products” and “Specified Investment Products”.

[3]	Not to be more than 364 days from (and including) the Issue Date. For Hong Kong dollar or Renminbi denominated Fixed Rate Notes consider applying modified following business day convention to the Interest Payment Date and the Maturity Date.

Specified Currency: _______________	Nominal Amount: _________________
(words and figures if a Sterling denominated Note)

Reference Rate: _________________ month	Interest Payment Date(s): _______________

EURIBOR/CNH HIBOR[OTHER]4:

______________

Reference Rate Screen Page:[5] _______	Interest Determination Date:[6]___________
Relevant Time:[7] _____________________	Day Count Fraction:[8]__________________
Fixed Interest Rate:[9]__________ % per annum	Margin: [10]_________%
Calculation Agent:[11]_____________________

1.	For value received, Rentokil Initial plc (the “Issuer”) promises to pay to the bearer of this Global Note on the Maturity Date the Nominal Amount, together with interest thereon at the rate and at the times (if any) specified herein.

All such payments shall be made in accordance with an amended and restated issue and paying agency agreement dated 11 October 2021 (as amended, restated or supplemented from time to time, the “Agency Agreement”) between the Issuer and the issue and paying agent referred to therein, a copy of which is available for inspection at the office of HSBC Bank plc (the “Issue and Paying Agent”) at 8 Canada Square, London E14 5HQ, United Kingdom, and subject to and in accordance with the terms and conditions set forth below. All such payments shall be made upon presentation and surrender of this Global Note at the office of the Issue and Paying Agent referred to above by transfer to an account denominated in the Specified Currency maintained by the bearer with (i) a bank in the principal financial centre in the country of the Specified Currency or, (ii) if this Global Note is denominated or payable in euro by transfer to a euro account (or any other account to which euro may be credited or transferred) maintained by the payee with, a bank in the principal financial centre of any member state of the European Union or, (iii) if this Global Note is denominated or payable in Renminbi, to a Renminbi account maintained in accordance with the applicable laws and regulations at such bank in Hong Kong.

Notwithstanding the foregoing, presentation and surrender of this Global Note shall be made outside the United States and no amount shall be paid by transfer to an account in the United States, or mailed to an address in the United States. In the case of a Global Note denominated in U.S. dollars, payments shall be made by transfer to an account denominated in U.S. Dollars in the principal financial centre of any country outside of the United States that the Issuer or Issue and Paying Agent so chooses.

[4]	Complete/delete as appropriate.
[5]	Complete for floating rate interest bearing Notes only if a Reference Rate other than EURIBOR or CNH HIBOR is specified. If the specified Reference Rate is EURIBOR or CNH HIBOR leave blank as these provisions are covered in paragraph 12.
[6]	Complete for floating rate interest bearing Notes only if a Reference Rate other than EURIBOR or CNH HIBOR is specified. If the specified Reference Rate is EURIBOR or CNH HIBOR leave blank as these provisions are covered in paragraph 12.
[7]	Complete for floating rate interest bearing Notes only if a Reference Rate other than EURIBOR or CNH HIBOR is specified. If the specified Reference Rate is EURIBOR or CNH HIBOR leave blank as these provisions are covered in paragraph 12.
[8]	Complete for floating rate interest bearing Notes only if a Reference Rate other than EURIBOR or CNH HIBOR is specified. If the specified Reference Rate is EURIBOR or CNH HIBOR leave blank as these provisions are covered in paragraph 12.
[9]	Complete for fixed rate interest bearing Notes only.
[10]	Complete for floating rate interest bearing Notes only.
[11]	Complete for all floating rate interest bearing Notes and for fixed rate interest Notes denominated in Renminbi only.

2.	This Global Note is issued in representation of an issue of Notes in the aggregate Nominal Amount.

3.	All payments in respect of this Global Note will be subject in all cases to any applicable fiscal or other laws, regulations and directives in any jurisdiction (whether by operation of law or agreement of the Issuer) and the Issuer will not be liable for any taxes or duties of whatever nature imposed or levied by such laws, regulations, directives or agreements, but without prejudice to the provisions of paragraph 4.

4.	All payments in respect of this Global Note by or on behalf of the Issuer shall be made without set-off, counterclaim, fees, liabilities or similar deductions and free and clear of, and without deduction or withholding for or on account of, taxes, levies, duties, assessments or charges of any nature now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Issuer's taxing jurisdiction or any political subdivision or taxing authority thereof or therein (“Taxes”), unless the withholding or deduction of Taxes is required by law. In that event, the Issuer shall, to the extent permitted by applicable law or regulation, pay such additional amounts as shall be necessary in order that the net amounts received by the bearer of this Global Note after such deduction or withholding shall equal the amount which would have been receivable hereunder in the absence of such deduction or withholding, except that no such additional amounts shall be payable where this Global Note is presented for payment:

(A)	by or on behalf of a holder which is liable to such Taxes by reason of its having some connection with the jurisdiction imposing the Taxes other than the mere holding of this Global Note; or

(B)	more than 15 days after the Maturity Date or, if applicable, the relevant Interest Payment Date or (in either case) the date on which payment hereof is duly provided for, whichever occurs later, except to the extent that the holder would have been entitled to such additional amounts if it had presented this Global Note on the last day of such period of 15 days.

5.	If the Maturity Date or, if applicable, the relevant Interest Payment Date is not a Payment Business Day (as defined herein) payment in respect hereof will not be made and credit or transfer instructions shall not be given until the next following Payment Business Day (unless that date falls more than 364 days after the Issue Date, in which case payment shall be made on the immediately preceding Payment Business Day) and neither the bearer of this Global Note nor the holder or beneficial owner of any interest herein or rights in respect hereof shall be entitled to any interest or other sums in respect of such postponed payment.

As used in this Global Note:

“Payment Business Day” means any day other than a Saturday or Sunday which is either (i) if the above-mentioned Specified Currency is any currency other than euro, a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in the principal financial centre of the country of the relevant Specified Currency (which, if the Specified Currency is Australian dollars, New Zealand dollars or Renminbi, shall be Sydney, Auckland or Hong Kong respectively) or (ii) if the Specified Currency is euro, a day which is a TARGET Business Day; and

“TARGET Business Day” means a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) System or any successor thereto, is operating credit or transfer instructions in respect of payments in euro.

Provided that if the Issue and Paying Agent determines with the agreement of the Issuer that the market practice in respect of euro denominated internationally offered securities is different from that specified above, the above shall be deemed to be amended so as to comply with such market practice and the Issue and Paying Agent shall procure that a notice of such amendment is published in accordance with paragraph 12(F) not less than 15 days prior to the date on which any payment in euro falls due to be made in such manner as the Issue and Paying Agent may determine.

6.	The payment obligation of the Issuer represented by this Global Note constitutes and at all times shall constitute a direct and unsecured obligation of the Issuer ranking at least pari passu with all present and future unsecured and unsubordinated obligations of the Issuer other than obligations mandatorily preferred by law applying to companies generally.

7.	This Global Note is negotiable and, accordingly, title hereto shall pass by delivery and the bearer shall be treated as being absolutely entitled to receive payment upon due presentation hereof free and clear of any equity, set-off or counterclaim on the part of the Issuer against any previous bearer hereof.

8.	This Global Note is issued in respect of an issue of Notes of the Issuer and is exchangeable in whole (but not in part only) for duly executed and authenticated bearer Notes in definitive form (whether before, on or, subject as provided below, after the Maturity Date):

(A)	if one or both of Euroclear Bank SA/NV and Clearstream Banking S.A. or any other relevant clearing system(s) in which this Global Note is held at the relevant time is closed for business for a continuous period of 14 days or more (other than by reason of weekends or public holidays, statutory or otherwise) or if any such clearing system announces an intention to, or does in fact, permanently cease to do business; or

(B)	if default is made in the payment of any amount payable in respect of this Global Note.

Upon presentation and surrender of this Global Note during normal business hours to the Issuer at the office of the Issue and Paying Agent (or to any other person or at any other office outside the United States as may be designated in writing by the Issuer to the bearer), the Issue and Paying Agent shall authenticate and deliver, in exchange for this Global Note, bearer definitive notes denominated in the Specified Currency in an aggregate nominal amount equal to the Nominal Amount of this Global Note.

9.	If, upon any such event and following such surrender, definitive Notes are not issued in full exchange for this Global Note before 5.00 p.m. (London time) on the thirtieth day after surrender, this Global Note (including the obligation hereunder to issue definitive notes) will become void and the bearer will have no further rights under this Global Note (but without prejudice to the rights which the bearer or any other person may have under a Deed of Covenant dated 11 October 2021 (as amended, restated or supplemented as of the date of issue of the Notes) entered into by the Issuer).

10.	If this is an interest bearing Global Note, then:

(A)	notwithstanding the provisions of paragraph 1 above, if any payment of interest in respect of this Global Note falling due for payment prior to the Maturity Date remains unpaid on the fifteenth day after falling so due, the Nominal Amount shall be payable on such fifteenth day;

(B)	upon each payment of interest (if any) prior to the Maturity Date in respect of this Global Note, the Schedule hereto shall be duly completed by the Issue and Paying Agent to reflect such payment; and

(C)	if no Interest Payment Dates are specified on this Global Note, the Interest Payment Date shall be the Maturity Date.

11.	If this is a fixed rate interest bearing Global Note, interest shall be calculated on the Nominal Amount as follows:

(A)	interest shall be payable on the Nominal Amount in respect of each successive Interest Period (as defined below) from the Issue Date to the Maturity Date only, in arrear on the relevant Interest Payment Date, on the basis of the actual number of days in such Interest Period and a year of 360 days or, if this Global Note is denominated in Sterling or Renminbi, 365 days at the Fixed Interest Rate with the resulting figure being rounded to the nearest amount of the Specified Currency which is available as legal tender in the country or countries (in the case of the euro) of the Specified Currency (with halves being rounded upwards); and

(B)	the period beginning on (and including) the Issue Date and ending on (but excluding) the first Interest Payment Date and each successive period beginning on (and including) an Interest Payment Date and ending on (but excluding) the next succeeding Interest Payment Date is an “Interest Period” for the purposes of this paragraph 11.

12.	If this is a floating rate interest bearing Global Note, interest shall be calculated on the Nominal Amount as follows:

(A)	in the case of a Global Note which specifies EURIBOR as the Reference Rate on its face, the Rate of Interest will be the aggregate of EURIBOR and the Margin (if any) above or below EURIBOR. Interest shall be payable on the Nominal Amount in respect of each successive Interest Period (as defined below) from the Issue Date to the Maturity Date only, in arrear on the relevant Interest Payment Date, on the basis of the actual number of days in such Interest Period and a year of 360 days.

As used in this Global Note, “EURIBOR” shall be equal to EUR-EURIBOR (as defined in the latest version of the 2021 ISDA Interest Rate Derivatives Definitions, including each Matrix (as defined therein) (and any successor thereto) each as published by the International Swaps and Derivatives Association, Inc. (the “ISDA Definitions”) as at the Issue Date) as at 11.00 a.m. (Brussels time) or as near thereto as practicable on the second TARGET Business Day before the first day of the relevant Interest Period (a “EURIBOR Interest Determination Date”), as if the Reset Date (as defined in the ISDA Definitions) was the first day of such Interest Period and the Designated Maturity (as defined in the ISDA Definitions) was the number of months specified on the face of this Global Note in relation to the Reference Rate;

(B)	in the case of a Global Note which specifies CNH HIBOR as the Reference Rate on its face, the Rate of Interest will be the aggregate of CNH HIBOR and the Margin (if any) above or below CNH HIBOR. Interest shall be payable on the Nominal Amount in respect of each successive Interest Period (as defined below) from the Issue Date to the Maturity Date only, in arrear on the relevant Interest Payment Date, on the basis of the actual number of days in such Interest Period and a year of 365 days.

As used in this Global Note:

“CNH HIBOR” shall be equal to the CNH-HIBOR (as defined in the ISDA Definitions) as 11.15 a.m. (Hong Kong time) or if, at or around that time it is notified that such rate will be published at 2.30 p.m. (Hong Kong time), then as of 2.30 p.m. or as near thereto as practicable on the second Hong Kong Banking Day before the first day of the relevant Interest Period (a “CNH HIBOR Interest Determination Date”), as if the Reset Date (as defined in the ISDA Definitions) was the first day of such Interest Period and the Designated Maturity (as defined in the ISDA Definitions) was the number of months specified on the face of this Global Note in relation to the Reference Rate; and

“Hong Kong Banking Day” shall mean a day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in Hong Kong;

(C)	in the case of a Global Note which specifies any other Reference Rate on its face, the Rate of Interest will be the aggregate of such Reference Rate and the Margin (if any) above or below such Reference Rate. Interest shall be payable on the Nominal Amount in respect of each successive Interest Period (as defined below) from the Issue Date to the Maturity Date only, in arrear on the relevant Interest Payment Date, on the basis of the Day Count Fraction specified hereon. As used in this Global Note, the Reference Rate shall be equal to the Reference Rate which appears on the Reference Rate Screen Page as at the Relevant Time on the Interest Determination Date as each such term is specified hereon;

(D)	the Calculation Agent will, as soon as practicable after 11.00 a.m. (Brussels time) on each EURIBOR Interest Determination Date or 11.15 a.m. (Hong Kong time) or if, at or around that time it is notified that the CNH HIBOR rate will be published at 2.30 p.m. (Hong Kong time), then as of 2.30 p.m. on each CNH HIBOR Interest Determination Date or at the Relevant Time on each other specified Interest Determination Date (as the case may be), determine the Rate of Interest and calculate the amount of interest payable (the “Amount of Interest”) for the relevant Interest Period. “Rate of Interest” means the rate which is determined in accordance with the provisions of paragraph 12(A), (B) or (C) (as the case may be). The Amount of Interest payable per Note shall be calculated by applying the Rate of Interest to the Nominal Amount, multiplying such product by the actual number of days in the Interest Period concerned divided by 360 or, if this Global Note is denominated in Sterling or Renminbi, by 365 or the relevant Day Count Fraction and rounding the resulting figure to the nearest amount of the Specified Currency which is available as legal tender in the country or countries (in the case of the euro) of the Specified Currency (with halves being rounded upwards);

(E)	the period beginning on (and including) the Issue Date and ending on (but excluding) the first Interest Payment Date and each successive period beginning on (and including) an Interest Payment Date and ending on (but excluding) the next succeeding Interest Payment Date is called an “Interest Period” for the purposes of this paragraph 12; and

(F)	the Issuer will procure that a notice specifying the Rate of Interest payable in respect of each Interest Period be published in accordance with paragraph 13 as soon as practicable after the determination of the Rate of Interest.

13.	Notices to holders will be delivered to the clearing system(s) in which this Global Note is held or, if this Global Note has been exchanged for bearer definitive Notes pursuant to paragraph 8, will be published in a leading English language daily newspaper published in London (which is expected to be the Financial Times). Any such notice shall be deemed to have been given on the date of such delivery or publication.

14.	The determination of an applicable Rate of Interest and/or Amount of Interest by the Calculation Agent for any Interest Period pursuant to paragraph 12 shall (in the absence of manifest error) be final and binding upon the Issuer and the bearer of this Global Note.

15.	If the proceeds of this Global Note are accepted in the United Kingdom, the Nominal Amount shall be not less than £100,000 (or the equivalent in any other currency).

16.	Instructions for payment must be received before 10.00 a.m. (local time in the relevant principal financial centre of the country of the relevant payment) at the office of the Issue and Paying Agent referred to above together with this Global Note as follows:

(A)	If the Global Note is denominated in Australian dollars, New Zealand dollars, Hong Kong dollars, Renminbi or Japanese Yen, at least two Business Days prior to the relevant payment date;

(B)	if this Global Note is denominated in United States dollars, Canadian dollars, Swiss francs, euro or Sterling, at least one Business Day prior to the relevant payment date; and

(C)	in all other cases, at least two Business Days prior to the relevant payment date.

As used in this paragraph 16, “Business Day” means:

(1)	a day other than a Saturday or Sunday on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in London; and

(2)	in the case of payments in euro, a TARGET Business Day, in the case of payments in Renminbi a day on which commercial banks are open for general business (including clearing and settlement of Renminbi) in Hong Kong, and, in all other cases, a day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in the principal financial centre in the country of the Specified Currency.

17.	This Global Note shall not be validly issued unless manually authenticated by the Issue and Paying Agent.

18.	This Global Note and any non-contractual obligations arising out of or in connection with it are governed by, and shall be construed in accordance with, English law.

The English courts have exclusive jurisdiction to settle any dispute arising out of or in connection with this Global Note and any non-contractual obligations arising from or connected with it (including a dispute regarding the existence, validity or termination of this Global Note). The Issuer agrees and the bearer of this Global Note is deemed to agree that the English courts are the most appropriate and convenient courts to settle any such dispute and accordingly will not argue to the contrary.

19.	No person shall have any right to enforce any provision of this Global Note under the Contracts (Rights of Third Parties) Act 1999 but this does not affect any right or remedy of any person which exists or is available apart from that Act.

Signed on behalf of:

RENTOKIL INITIAL PLC

By:
(Authorised Signatory)

AUTHENTICATED by

HSBC BANK PLC

without recourse, warranty or liability and for authentication purposes only

By:
(Authorised Signatory)

SCHEDULE 1 : PAYMENTS OF INTEREST

The following payments of interest in respect of this Global Note have been made:

FIXED RATE INTEREST PAYMENTS

Date of	Period From	Period To	Amount of Interest	Notation on
Payment			Paid	behalf of Issue
and Paying Agent

FLOATING RATE INTEREST PAYMENTS

Period From	Period To	Date of	Interest	Amount of	Notation on
		Payment	Rate per	Interest Paid	behalf of
			annum		Issue and
Paying
Agent

SCHEDULE 2 FORM OF MULTICURRENCY DEFINITIVE NOTE

(Interest Bearing/Discounted/Premium)

THE SECURITIES REPRESENTED BY THIS NOTE HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY U.S. STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD OR DELIVERED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT) UNLESS AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT IS AVAILABLE AND IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND ANY OTHER JURISDICTION. THIS LEGEND SHALL CEASE TO APPLY UPON THE EXPIRY OF THE PERIOD OF 40 DAYS AFTER THE COMPLETION OF THE DISTRIBUTION OF ALL THE SECURITIES OF THE TRANCHE OF WHICH THIS SECURITY FORMS PART.

[Purchasers of Renminbi denominated Notes should note that the Renminbi is not a freely convertible currency. All payments in respect of Renminbi denominated Notes will be made solely by transfer to a Renminbi bank account maintained outside of the PRC (as defined below) in accordance with prevailing rules and regulations. The Issuer cannot be required to make payment by any other means (including in another currency or by bank transfer to a bank account in the PRC). In addition, there can be no assurance that access to Renminbi funds for the purposes of making payments on Renminbi denominated Notes or generally may not remain or become restricted. For these purposes the “PRC” means the People’s Republic of China (excluding Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”), the Macau Special Administrative Region of the People’s Republic of China and Taiwan).]12

[Notification under Section 309B(1)(c) of the Securities and Futures Act (Chapter 289) of Singapore (the “SFA”), as modified or amended from time to time - In connection with Section 309B of the SFA and the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore (the “CMP Regulations 2018”), the Issuer has determined the classification of the Notes as capital markets products other than prescribed capital markets products (as defined in the CMP Regulations 2018) and Specified Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).]13

RENTOKIL INITIAL PLC

(incorporated in England and Wales)

Legal Entity Identifier (LEI): 549300VN4WV7Z6T14K68

£1,000,000,000

Euro-Commercial Paper Programme

ISIN: ________________________

[12]	Only use the text in square brackets if the Notes are denominated in Renminbi.

[13]	Relevant Dealer(s) to consider whether it / they have received the necessary product classification from the Issuer prior to the launch of the offer, pursuant to Section 309B of the SFA. To insert notice if the Notes are “capital markets products other than prescribed capital markets products” and “Specified Investment Products”.

Issue Date:	Maturity Date[14]:

Specified Currency:	Nominal Amount:
(words and figures if a Sterling denominated Note)

Reference Rate: month	Interest Payment Date(s):
EURIBOR/CNH HIBOR[OTHER][15]:

Reference Rate Screen Page:[16]	Interest Determination Date:[17]

Relevant Time:[18]	Day Count Fraction:[19]

Fixed Interest Rate:[20] % per annum	Margin: [21] %

Calculation Agent:[22]

1.	For value received, Rentokil Initial plc (the “Issuer”) promises to pay to the bearer of this Note on the Maturity Date the Nominal Amount, together with interest thereon at the rate and at the times (if any) specified herein.

All such payments shall be made in accordance with an amended and restated issue and paying agency agreement dated 11 October 2021 (as amended, restated or supplemented from time to time, the “Agency Agreement”) between the Issuer and the issue and paying agent referred to therein, a copy of which is available for inspection at the office of HSBC Bank plc (the “Issue and Paying Agent”) at 8 Canada Square, London E14 5HQ, United Kingdom, and subject to and in accordance with the terms and conditions set forth below. All such payments shall be made upon presentation and surrender of this Note at the offices of the Issue and Paying Agent referred to above by transfer to an account denominated in the Specified Currency maintained by the bearer with (i) a bank in the principal financial centre in the country of the Specified Currency or, (ii) if this Note is denominated or payable in euro by transfer to a euro account (or any other account to which euro may be credited or transferred) maintained by the payee with, a bank in the principal financial centre of any member state of the European Union or, (iii) if this Note is denominated or payable in Renminbi, to a Renminbi account maintained in accordance with the applicable laws and regulations at such bank in Hong Kong.

[14]	Not to be more than 364 days from (and including) the Issue Date. For Hong Kong dollar or Renminbi denominated Fixed Rate Notes consider applying modified following business day convention to the Interest Payment Date and the Maturity Date.
[15]	Complete/delete as appropriate.
[16]	Complete for floating rate interest bearing Notes only if a Reference Rate other than EURIBOR or CNH HIBOR is specified. If the specified Reference Rate is EURIBOR or CNH HIBOR leave blank as these provisions are covered in paragraph 9.
[17]	Complete for floating rate interest bearing Notes only if a Reference Rate other than EURIBOR or CNH HIBOR is specified. If the specified Reference Rate is EURIBOR or CNH HIBOR leave blank as these provisions are covered in paragraph 9.
[18]	Complete for floating rate interest bearing Notes only if a Reference Rate other than EURIBOR or CNH HIBOR is specified. If the specified Reference Rate is EURIBOR or CNH HIBOR leave blank as these provisions are covered in paragraph 9.
[19]	Complete for floating rate interest bearing Notes only if a Reference Rate other than EURIBOR or CNH HIBOR is specified. If the specified Reference Rate is EURIBOR or CNH HIBOR leave blank as these provisions are covered in paragraph 9.
[20]	Complete for fixed rate interest bearing Notes only.
[21]	Complete for floating rate interest bearing Notes only.
[22]	Complete for all floating rate interest bearing Notes and for fixed rate interest Notes denominated in Renminbi only.

Notwithstanding the foregoing, presentation and surrender of this Note shall be made outside the United States and no amount shall be paid by transfer to an account in the United States, or mailed to an address in the United States. In the case of a Note denominated in U.S. dollars, payments shall be made by transfer to an account denominated in U.S. Dollars in the principal financial centre of any country outside of the United States that the Issuer or Issue and Paying Agent so chooses.

2.	All payments in respect of this Note will be subject in all cases to any applicable fiscal or other laws, regulations and directives in any jurisdiction (whether by operation of law or agreement of the Issuer) and the Issuer will not be liable for any taxes or duties of whatever nature imposed or levied by such laws, regulations, directives or agreements, but without prejudice to the provisions of paragraph 3.

3.	All payments in respect of this Note by or on behalf of the Issuer shall be made without set-off, counterclaim, fees, liabilities or similar deductions and free and clear of, and without deduction or withholding for or on account of, taxes, levies, duties, assessments or charges of any nature now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Issuer's taxing jurisdiction or any political subdivision or taxing authority thereof or therein (“Taxes”), unless the withholding or deduction of Taxes is required by law. In that event, the Issuer shall, to the extent permitted by applicable law or regulation, pay such additional amounts as shall be necessary in order that the net amounts received by the bearer of this Note after such deduction or withholding shall equal the amount which would have been receivable hereunder in the absence of such deduction or withholding, except that no such additional amounts shall be payable where this Note is presented for payment:

(A)	by or on behalf of a holder which is liable to such Taxes by reason of its having some connection with the jurisdiction imposing the Taxes other than the mere holding of this Note; or

(B)	more than 15 days after the Maturity Date or, if applicable, the relevant Interest Payment Date or (in either case) the date on which payment hereof is duly provided for, whichever occurs later, except to the extent that the holder would have been entitled to such additional amounts if it had presented this Note on the last day of such period of 15 days.

4.	If the Maturity Date or, if applicable, the relevant Interest Payment Date is not a Payment Business Day (as defined herein) payment in respect hereof will not be made and credit or transfer instructions shall not be given until the next following Payment Business Day (unless that date falls more than 364 days after the Issue Date, in which case payment shall be made on the immediately preceding Payment Business Day) and neither the bearer of this Note nor the holder or beneficial owner of any interest herein or rights in respect hereof shall be entitled to any interest or other sums in respect of such postponed payment.

As used in this Note:

“Payment Business Day” means any day other than a Saturday or Sunday which is either (i) if the above-mentioned Specified Currency is any currency other than euro, a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in the principal financial centre of the country of the relevant Specified Currency (which, if the Specified Currency is Australian dollars, New Zealand dollars or Renminbi, shall be Sydney, Auckland or Hong Kong respectively) or (ii) if the Specified Currency is euro, a day which is a TARGET Business Day; and

“TARGET Business Day” means a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) System or any successor thereto, is operating credit or transfer instructions in respect of payments in euro.

Provided that if the Issue and Paying Agent determines with the agreement of the Issuer that the market practice in respect of euro denominated internationally offered securities is different from that specified above, the above shall be deemed to be amended so as to comply with such market practice and the Issue and Paying Agent shall procure that a notice of such amendment is published in accordance with paragraph 9(F) not less than 15 days prior to the date on which any payment in euro falls due to be made in such manner as the Issue and Paying Agent may determine.

5.	The payment obligation of the Issuer represented by this Note constitutes and at all times shall constitute a direct and unsecured obligation of the Issuer ranking at least pari passu with all present and future unsecured and unsubordinated obligations of the Issuer other than obligations mandatorily preferred by law applying to companies generally.

6.	This Note is negotiable and, accordingly, title hereto shall pass by delivery and the bearer shall be treated as being absolutely entitled to receive payment upon due presentation hereof free and clear of any equity, set-off or counterclaim on the part of the Issuer against any previous bearer hereof.

7.	If this is an interest bearing Note, then:

(A)	notwithstanding the provisions of paragraph 1 above, if any payment of interest in respect of this Note falling due for payment prior to the Maturity Date remains unpaid on the fifteenth day after falling so due, the Nominal Amount shall be payable on such fifteenth day;

(B)	upon each payment of interest (if any) prior to the Maturity Date in respect of this Note, the Schedule hereto shall be duly completed by the Issue and Paying Agent to reflect such payment; and

(C)	if no Interest Payment Dates are specified on this Note, the Interest Payment Date shall be the Maturity Date.

8.	If this is a fixed rate interest bearing Note, interest shall be calculated on the Nominal Amount as follows:

(A)	interest shall be payable on the Nominal Amount in respect of each successive Interest Period (as defined below) from the Issue Date to the Maturity Date only, in arrear on the relevant Interest Payment Date, on the basis of the actual number of days in such Interest Period and a year of 360 days or, if this Note is denominated in Sterling or Renminbi, 365 days at the Fixed Interest Rate with the resulting figure being rounded to the nearest amount of the Specified Currency which is available as legal tender in the country or countries (in the case of the euro) of the Specified Currency (with halves being rounded upwards); and

(B)	the period beginning on (and including) the Issue Date and ending on (but excluding) the first Interest Payment Date and each successive period beginning on (and including) an Interest Payment Date and ending on (but excluding) the next succeeding Interest Payment Date is an “Interest Period” for the purposes of this paragraph 8.

9.	If this is a floating rate interest bearing Note, interest shall be calculated on the Nominal Amount as follows:

(A)	in the case of a Note which specifies EURIBOR as the Reference Rate on its face, the Rate of Interest will be the aggregate of EURIBOR and the Margin (if any) above or below EURIBOR. Interest shall be payable on the Nominal Amount in respect of each successive Interest Period (as defined below) from the Issue Date to the Maturity Date only, in arrear on the relevant Interest Payment Date, on the basis of the actual number of days in such Interest Period and a year of 360 days.

As used in this Note, “EURIBOR” shall be equal to EUR-EURIBOR (as defined in the latest version of the 2021 ISDA Interest Rate Derivatives Definitions, including each Matrix (as defined therein) (and any successor thereto) each as published by the International Swaps and Derivatives Association, Inc. (the “ISDA Definitions”) as at the Issue Date) as at 11.00 a.m. (Brussels time) or as near thereto as practicable on the second TARGET Business Day before the first day of the relevant Interest Period (a “EURIBOR Interest Determination Date”), as if the Reset Date (as defined in the ISDA Definitions) was the first day of such Interest Period and the Designated Maturity (as defined in the ISDA Definitions) was the number of months specified on the face of this Note in relation to the Reference Rate;

(B)	in the case of a Note which specifies CNH HIBOR as the Reference Rate on its face, the Rate of Interest will be the aggregate of CNH HIBOR and the Margin (if any) above or below CNH HIBOR. Interest shall be payable on the Nominal Amount in respect of each successive Interest Period (as defined below) from the Issue Date to the Maturity Date only, in arrear on the relevant Interest Payment Date, on the basis of the actual number of days in such Interest Period and a year of 365 days.

As used in this Note:

“CNH HIBOR” shall be equal to the CNH-HIBOR (as defined in the ISDA Definitions) as 11.15 a.m. (Hong Kong time) or if, at or around that time it is notified that such rate will be published at 2.30 p.m. (Hong Kong time), then as of 2.30 p.m. or as near thereto as practicable on the second Hong Kong Banking Day before the first day of the relevant Interest Period (a “CNH HIBOR Interest Determination Date”), as if the Reset Date (as defined in the ISDA Definitions) was the first day of such Interest Period and the Designated Maturity (as defined in the ISDA Definitions) was the number of months specified on the face of this Note in relation to the Reference Rate; and

“Hong Kong Banking Day” shall mean a day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in Hong Kong;

(C)	in the case of a Note which specifies any other Reference Rate on its face, the Rate of Interest will be the aggregate of such Reference Rate and the Margin (if any) above or below such Reference Rate. Interest shall be payable on the Nominal Amount in respect of each successive Interest Period (as defined below) from the Issue Date to the Maturity Date only, in arrear on the relevant Interest Payment Date, on the basis of the Day Count Fraction specified hereon. As used in this Note, the Reference Rate shall be equal to the Reference Rate which appears on the Reference Rate Screen Page as at the Relevant Time on the Interest Determination Date as each such term is specified hereon;

(D)	the Calculation Agent will, as soon as practicable after 11.00 a.m. (Brussels time) on each EURIBOR Interest Determination Date or 11.15 a.m. (Hong Kong time) or if, at or around that time it is notified that the CNH HIBOR rate will be published at 2.30 p.m. (Hong Kong time), then as of 2.30 p.m. on each CNH HIBOR Interest Determination Date or at the Relevant Time on each other specified Interest Determination Date (as the case may be), determine the Rate of Interest and calculate the amount of interest payable (the “Amount of Interest”) for the relevant Interest Period. “Rate of Interest” means the rate which is determined in accordance with the provisions of paragraph 9(A), (B) or (C) (as the case may be). The Amount of Interest payable per Note shall be calculated by applying the Rate of Interest to the Nominal Amount, multiplying such product by the actual number of days in the Interest Period concerned divided by 360 or, if this Note is denominated in Sterling or Renminbi, by 365 or the relevant Day Count Fraction and rounding the resulting figure to the nearest amount of the Specified Currency which is available as legal tender in the country or countries (in the case of the euro) of the Specified Currency (with halves being rounded upwards);

(E)	the period beginning on (and including) the Issue Date and ending on (but excluding) the first Interest Payment Date and each successive period beginning on (and including) an Interest Payment Date and ending on (but excluding) the next succeeding Interest Payment Date is called an “Interest Period” for the purposes of this paragraph 9; and

(F)	the Issuer will procure that a notice specifying the Rate of Interest payable in respect of each Interest Period be published in accordance with paragraph 10 as soon as practicable after the determination of the Rate of Interest.

10.	Notices to holders will be delivered to the bearer of this Note, or if that is not possible, it will be published in a leading English language daily newspaper published in London (which is expected to be the Financial Times). Any such notice shall be deemed to have been given on the date of such delivery or publication.

11.	The determination of an applicable Rate of Interest and/or Amount of Interest by the Calculation Agent for any Interest Period pursuant to paragraph 9 shall (in the absence of manifest error) be final and binding upon the Issuer and the bearer of this Note.

12.	If the proceeds of this Note are accepted in the United Kingdom, the Nominal Amount shall be not less than £100,000 (or the equivalent in any other currency).

13.	Instructions for payment must be received before 10.00 a.m. (local time in the relevant principal financial centre of the country of the relevant payment) at the office of the Issue and Paying Agent referred to above together with this Note as follows:

(A)	If the Note is denominated in Australian dollars, New Zealand dollars, Hong Kong dollars, Renminbi or Japanese Yen, at least two Business Days prior to the relevant payment date;

(B)	if this Note is denominated in United States dollars, Canadian dollars, Swiss francs, euro or Sterling, at least one Business Day prior to the relevant payment date; and

(C)	in all other cases, at least two Business Days prior to the relevant payment date.

As used in this paragraph 13, “Business Day” means:

(1)	a day other than a Saturday or Sunday on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in London; and

(2)	in the case of payments in euro, a TARGET Business Day, in the case of payments in Renminbi a day on which commercial banks are open for general business (including clearing and settlement of Renminbi) in Hong Kong, and, in all other cases, a day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in the principal financial centre in the country of the Specified Currency.

14.	This Note shall not be validly issued unless manually authenticated by the Issue and Paying Agent.

15.	This Note and any non-contractual obligations arising out of or in connection with it are governed by, and shall be construed in accordance with, English law.

The English courts have exclusive jurisdiction to settle any dispute arising out of or in connection with this Note and any non-contractual obligations arising from or connected with it (including a dispute regarding the existence, validity or termination of this Note). The Issuer agrees and the bearer of this Note is deemed to agree that the English courts are the most appropriate and convenient courts to settle any such dispute and accordingly will not argue to the contrary.

16.	No person shall have any right to enforce any provision of this Note under the Contracts (Rights of Third Parties) Act 1999 but this does not affect any right or remedy of any person which exists or is available apart from that Act.

Signed on behalf of:
RENTOKIL INITIAL PLC

By:
(Authorised Signatory)

AUTHENTICATED by
HSBC BANK PLC
without recourse, warranty or liability and for authentication purposes only

By:
(Authorised Signatory)

SCHEDULE 1 : PAYMENTS OF INTEREST

The following payments of interest in respect of this Note have been made:

FIXED RATE INTEREST PAYMENTS

Date of Payment	Period From	Period To	Amount of Interest Paid	Notation on behalf of Issue and Paying Agent

FLOATING RATE INTEREST PAYMENTS

Period From	Period To	Date of	Interest	Amount of	Notation on
		Payment	Rate per	Interest Paid	behalf of
			annum		Issue and
Paying
Agent

SCHEDULE 3 FORM OF CONFIRMATION TO ISSUE AND PAYING AGENT

To:	HSBC BANK PLC

Attention:	Issuer Services New Issues Team (Email: ctla.newissues@hsbc.com)

Date:	[•]

RENTOKIL INITIAL PLC

£1,000,000,000 Euro-Commercial Paper Programme

We hereby confirm our [telephone/e-mail] instruction to prepare, complete, authenticate and issue Global Notes / Definitive Notes (in accordance with the terms of the above Issue and Paying Agency Agreement). We hereby instruct you to:

(a)	Credit the account of [name of Dealer] with [Euroclear/Clearstream] with the following underlying Notes:

	(i)	Currency and Amount:	[ ]
	(ii)	Denomination:	[ ]
	(iii)	Euro Equivalent:	[ ]
	(iv)	Trade Date:	[ ]
	(v)	Issue Date:	[ ]
	(vi)	Maturity Date:	[ ]
	(vii)	Interest payment date (if any):	[ ]
	(viii)	Yield/Interest Rate:	[ ]
[against payment of [•] / free of payment].
(b)	Hold the following Definitive Notes available for collection by [name of Dealer]:
	(i)	Currency and Amount:	[ ]
	(ii)	Denomination:	[ ]
	(iii)	Euro Equivalent:	[ ]
	(iv)	Trade Date:	[ ]
	(v)	Issue Date:	[ ]
	(vi)	Maturity Date:	[ ]
	(vii)	Interest payment date (if any):	[ ]
	(viii)	Yield/Interest Rate:	[ ]

against an undertaking from such Dealer or of the paying bank for such Dealer to make payment of [•] on the Issue Date.

For and on behalf of

RENTOKIL INITIAL PLC

By:

Date: